Filed Pursuant to Rule 433
Registration No. 333-168879
September 15, 2011
PRICING TERM SHEET
GATX Corporation 3.500% Senior Notes due 2016

Issuer:	GATX Corporation

Security:	The notes offered hereby (the “New Notes”) constitute a further issuance of the 3.500% Senior Notes due 2016, of which $250,000,000 principal amount was issued on November 19, 2010 (the “Old Notes”). The New Notes will form a single series with the Old Notes and will have the same terms other than the initial offering price. Immediately upon settlement, the New Notes offered hereby will have the same CUSIP number and will trade interchangeably with the Old Notes. Upon completion of this offering, an aggregate $350,000,000 of 3.500% Senior Notes due 2016 will be outstanding.

Further Issuance Size:	$100,000,000

Maturity Date:	July 15, 2016

Coupon:	3.500%

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2012

Price to Investors:	100.252%[1]

Benchmark Treasury:	UST 1.000% due August 31, 2016

Benchmark Treasury Yield:	0.942%

Spread to Benchmark Treasury:	T+250 bps

Make-Whole Spread (used to calculate Make-Whole Amount) :	T+30 bps

Expected Settlement Date:	September 20, 2011 (T+3)

CUSIP/ISIN:	361448 AK9 / US361448AK93

Anticipated Ratings:	Baa1 (stable outlook) by Moody’s Investors Service, Inc.
BBB (stable outlook) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC

Lead Manager:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	BMO Capital Markets Corp.
Mizuho Securities USA Inc.
The Williams Capital Group, L.P.
U.S. Bancorp Investments, Inc.

[1]	Plus accrued and unpaid interest, from and including July 15, 2011 to, but excluding, September 20, 2011, in the amount of $631,944.44.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407 or Morgan Stanley & Co. LLC at 1-866-718-1649.